Exhibit 99.1

Contact:	Donald H. Anderson, President/CEO
William S. Dickey, Executive Vice President/COO
Randall J. Larson, Executive Vice President/CFO
303-626-8200

TRANSMONTAIGNE ANNOUNCES PURCHASE OF
FLORIDA PETROLEUM OPERATIONS AND
INCREASED CREDIT FACILITY

Monday, March 3, 2003	Immediate Release

Denver, Colorado – TransMontaigne Inc. (AMEX:TMG) today announced the closing on February 28, 2003, of the purchase of the Florida petroleum terminals and tug and barge operations from El Paso Corporation (NYSE:EP), which El Paso had acquired in its 2001 merger with The Coastal Corporation.  The transaction is valued at approximately $155 million, including approximately $35 million of product inventory.

The Florida petroleum terminals provide bunker fuel, residual fuel, diesel and gasoline at Jacksonville, Cape Canaveral, Port Manatee/Tampa, Port Everglades and Fisher Island, Florida, with aggregate storage capacity of approximately 5 million barrels.  Last year, these facilities sold an average of 29,000 barrels per day of bunker fuel, primarily to the cruise-ship industry, utilizing its tug and barge and hydrant delivery systems, and supplied approximately 28,000 barrels per day of gasoline and distillates over its petroleum products racks.  In addition, the facilities provide a variety of third party lease capacity to the asphalt, jet fuel (commercial and government), power generation, and crude oil industries.

TransMontaigne, with the addition of the Coastal terminals, is expanding its existing Florida petroleum operations at its Port Everglades, Tampa and Pensacola terminals, which currently have an aggregate 1.2 million barrels of storage capacity. “We are excited about adding the bunker fuel supply and distribution business to our existing gasoline and distillate marketing efforts throughout Florida.  We are adding substantially all of the current El Paso employees that have made this business such an integral part of the Florida petroleum supply infrastructure,” said William S. Dickey, Executive Vice President/COO.

TransMontaigne Inc. also announced today the signing of a $450 million Senior Secured Credit Facility.  Proceeds from this facility will be used for i) general working capital purposes, ii) the repayment of the Company’s existing credit facility with a syndication of banks, and iii) the acquisition of the Florida petroleum operations from ElPaso.  The new credit facility provides the Company with the financial strength and flexibility to continue to expand its nationwide petroleum products marketing and terminaling network.

TransMontaigne Inc. provides a broad range of integrated supply, distribution, marketing, terminaling, storage, and transportation services to refiners, distributors, marketers and industrial/commercial end-users of petroleum chemical products.  The Company conducts the majority of its operations primarily in the Mid-Continent, Gulf Coast, Southeast, Mid-Atlantic and Northeast regions of the United States and provides services to over 600 customers, including most major and independent refiners, jobbers and commercial end users of refined petroleum products. Corporate news and additional information about TransMontaigne Inc. is available 24 hours a day, 7 days a week on the Company’s web site:  www.transmontaigne.com

FORWARD-LOOKING STATEMENTS
This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-

2750 Republic Plaza 370 Seventeenth Street Denver, Colorado 80202	Mailing Address: P.O. Box 5660 Denver, Colorado 80217	Phone: 303-626-8200 Fax: 303-626-8228

looking statements.  Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.

2750 Republic Plaza 370 Seventeenth Street Denver, Colorado 80202	Mailing Address: P.O. Box 5660 Denver, Colorado 80217	Phone: 303-626-8200 Fax: 303-626-8228